Exhibit 99.1

DecisionPoint Systems Announces Fourth Quarter and Full Year 2020 Results

Revenues increased by 44% and net income more than tripled year-over-year in 2020

IRVINE, California -April 7, 2021- DecisionPoint Systems, Inc. (OTCQB: DPSI), today announced financial results for the fourth quarter and 2020.

Fourth Quarter 2020

●	Sales for the fourth quarter of 2020 were $18.3 million, an increase of $6.2 million, or 50.7% from the fourth quarter of 2019.

●	Net income for the fourth quarter of 2020 was $0.6 million, an increase of 8.3% from the fourth quarter of 2019, and earnings per diluted share for the fourth quarter of 2020 and 2019 were flat at $0.04 per diluted share.

●	EBITDA increased 22.3% to $1.3 million for the fourth quarter of 2020 versus the fourth quarter of 2019.

Full Year 2020

●	Sales for the full year 2020 were $63.4 million, an increase of $19.5 million, or 44.4%, from 2019.

●	Net income for 2020 was $2.9 million, or $0.18 per diluted share, compared with net income of $0.9 million, or $0.06 per diluted share in 2019. For 2020, diluted earnings per share increased 200.0% versus 2019.

●	EBITDA increased 92.9% to $5.1 million for 2020 versus 2019.

“2020 was a remarkable year for DecisionPoint Systems, said Steve Smith, chief executive officer. “Despite the pandemic, we grew the business to $63.4 million in 2020 and completed an acquisition during the fourth quarter of 2020 to help accelerate our geographic expansion into 2021 and beyond. This acquisition further solidifies DecisionPoint’s commitment to innovating, growing, and looking for investment opportunities that create shareholder value and make a difference for our customer’ partners and employees. DecisionPoint is committed to providing customers with the best solutions on the market that will create easy, end-to-end support for their entire global operations. Our goal is to continue bringing together the best people, applying the best processes, and combining the best products and services, so we continue to be a relevant and valued partner for our customers while preparing them to meet the demands of tomorrow’s tech-driven world. As we look ahead, we are confident our business will continue to thrive over the long-term given the progress we made over the last year and our continued and planned investments.”

Balance Sheet and Liquidity

Our cash and accounts receivable were $18.4 million at December 31, 2020, compared to $11.3 million at December 31, 2019. Cash provided by operations in 2020 was $4.2 million, as compared to $2.5 million in 2019. Overall debt is lower by $1.1 million than it was at the beginning of the year.

About DecisionPoint Systems

DecisionPoint Systems Inc. delivers mobility-first managed service and integration solutions to healthcare, supply chain, and retail customers, enabling them to make better and faster decisions in the moments that matter—the decision points. Our mission is to help businesses consistently deliver on those moments—accelerating growth, improving worker productivity, and lowering risks and costs.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by forward-looking statements. Forward-looking statements in this press release may include statements about our plans to obtain funding for our current and proposed operations and potential acquisition and expansion efforts; the ultimate impact of the COVID-19 pandemic, or any other health epidemic, on our business, our clientele or the global economy as a whole; debt obligations of the Company; our general history of operating losses; our ability to compete with companies producing products and services; the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology; the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our ability to develop and maintain our corporate infrastructure, including our internal controls; our ability to develop innovative new products; and our financial performance. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

Investor Relations Contact:
Carol Arakaki

ir@decisionpt.com

DecisionPoint Systems, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$2,005	$2,620
Accounts receivable, net	16,438	8,710
Inventory, net	884	3,825
Deferred costs	1,744	2,201
Prepaid expenses and other current assets	67	268
Total current assets	21,138	17,624
Operating lease assets	583	516
Property and equipment, net	751	239
Deferred costs, net of current portion	2,097	1,258
Deferred tax assets	1,973	2,659
Intangible assets, net	4,663	2,394
Goodwill	8,128	6,990
Other assets	22	19
Total assets	$39,355	$31,699
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,852	$10,589
Accrued expenses and other current liabilities	2,807	2,222
Deferred revenue	4,617	3,630
Line of credit	1,206	3,177
Current portion of debt	—	144
Due to related parties	34	124
Current portion of operating lease liabilities	261	140
Total current liabilities	21,777	20,026
Deferred revenue, net of current portion	3,140	1,979
Long-term debt	1,361	390
Noncurrent portion of operating lease liabilities	340	388
Other	873	—
Total liabilities	27,491	22,783
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 13,576 and 13,576 shares issued and outstanding, respectively	14	14
Additional paid-in capital	38,229	38,142
Accumulated deficit	(26,379)	(29,240)
Total stockholders’ equity	11,864	8,916
Total liabilities and stockholders’ equity	$39,355	$31,699

DecisionPoint Systems, Inc.

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales:
Product	$14,733	$9,154	$50,673	$31,990
Service	3,568	2,994	12,687	11,899
Net sales	18,301	12,148	63,360	43,889
Cost of sales:
Product	11,550	7,150	40,129	25,866
Service	2,264	1,987	8,413	7,267
Cost of sales	13,814	9,137	48,542	33,133
Gross profit	4,487	3,011	14,818	10,756
Operating expenses:
Sales and marketing expense	1,586	1,232	5,587	4,907
General and administrative expenses	1,971	958	5,203	3,999
Total operating expenses	3,557	2,190	10,790	8,906
Operating income	930	821	4,028	1,850
Interest expense	87	77	319	649
Other income	1	1	213	-
Income before income taxes	844	745	3,922	1,201
Income tax expense	244	191	1,061	310
Net income and comprehensive income attributable to common stockholders	$600	$554	$2,861	$891
Earnings per share attributable to stockholders:
Basic	$0.04	$0.04	$0.21	$0.07
Diluted	$0.04	$0.04	$0.18	$0.06
Weighted average common shares outstanding
Basic	13,576	13,576	13,576	13,415
Diluted	15,623	15,642	15,622	15,341

DecisionPoint Systems, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$2,861	$891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	891	809
Amortization of deferred financing costs and note discount	157	304
Share-based compensation expense	87	324
Acquisition earn-out adjustment	-	(110)
Deferred income taxes, net	686	265
Provision for doubtful accounts	25	5
Changes in operating assets and liabilities:
Accounts receivable	(5,853)	(503)
Inventory, net	2,945	(3,469)
Deferred costs	(382)	(746)
Prepaid expenses and other current assets	254	(148)
Other assets, net	(8)	21
Accounts payable	585	4,047
Accrued expenses and other current liabilities	294	275
Due to related parties	(90)	16
Operating lease liabilities	6	(163)
Deferred revenue	1,738	717
Net cash provided by operating activities	4,196	2,535
Cash flows from investing activities
Purchases of property and equipment	(93)	(175)
Cash paid for acquisitions, net of cash acquired	(3,409)	(500)
Net cash used in investing activities	(3,502)	(675)
Cash flows from financing activities
Repayment of term debt	(646)	(1,636)
Line of credit, net	(1,971)	(19)
Proceeds from issuance of term debt	1,361	—
Debt issuance costs	(53)	(36)
Proceeds from exercise of stock options	—	1
Net cash used in financing activities	(1,309)	(1,690)
Change in cash	(615)	170
Cash, beginning of year	2,620	2,450
Cash, end of year	$2,005	$2,620

Non-GAAP Financial Measure:

This press release includes information relating to EBITDA which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.” EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA). We believe EBITDA may provide investors with useful information of how our current primary operating results relate to our historical performance. The non-GAAP financial measure provided is not meant to be considered as a substitute for GAAP financials. We caution investors that amounts presented in accordance with our definitions of EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate EBITDA in the same manner.

The following is a reconciliation of net income to EBITDA (unaudited and in thousands):

	Fourth Quarter Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Reconciliation of Net Income to EBITDA
Net income	$600	$554	$2,861	$891
Interest expense	87	77	319	649
Income tax expense	244	191	1,061	310
Depreciation and amortization (1)	324	203	888	809
EBITDA	$1,255	$1,025	$5,129	$2,659

(1)	Recorded within general and administration expenses within our Unaudited Condensed Consolidated Statements of Income and Comprehensive Income.